UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2018

SOTHERLY HOTELS INC.

SOTHERLY HOTELS LP

(Exact name of Registrant as Specified in Its Charter)

Maryland (Sotherly Hotels Inc.) Delaware (Sotherly Hotels LP)	001-32379 (Sotherly Hotels Inc.) 001-36091 (Sotherly Hotels LP)	20-1531029 (Sotherly Hotels Inc.) 20-1965427 (Sotherly Hotels LP)
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Francis Street Williamsburg, Virginia		23185
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (757) 229-5648

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Sotherly Hotels Inc.    ☐Sotherly Hotels LP    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Sotherly Hotels Inc.    ☐Sotherly Hotels LP    ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On January 1, 2018, Sotherly Hotels Inc. (the “Company”), as recommended by the Company’s Nominating, Corporate Governance and Compensation Committee (the “Compensation Committee”) and approved by the Company’s Board of Directors, entered into a new employment agreement, effective as of January 1, 2018, between the Company and Mr. Anthony E. Domalski, Secretary and Chief Financial Officer of the Company (the “Domalski Employment Agreement”).

The Domalski Employment Agreement has an initial term ending on December 31, 2022.  Thereafter, the term of the Domalski Employment Agreement will be automatically extended for an additional year, on each anniversary of the commencement date of the Domalski Employment Agreement, unless either party gives one hundred eighty (180) days prior written notice that the term will not be extended.  The Domalski Employment Agreement replaces the previous employment agreement between the Company and Mr. Domalski, the term of which expired December 31, 2017.

The Domalski Employment Agreement provides for Mr. Domalski’s annual salary and possible additional compensation in the form of a cash bonus and restricted stock awards.  Specifically, as compensation, Mr. Domalski will receive a salary of $295,000 for the 12-month period ending December 31, 2018, and a $40,000 salary increase for the 12-month period ending December 31, 2019, subject to adjustments in 2019 and subsequent years.  Mr. Domalski will receive a restricted stock grant of 25,000 shares of common stock of the Company, which will vest in equal amounts of 5,000 shares over a five-year period on December 31 of each year of the employment term, commencing on December 31, 2018 and ending December 31, 2022.  In addition, pursuant to the Domalski Employment Agreement, Mr. Domalski will also be entitled, among other things, to receive:

1.

An annual cash performance bonus in a target amount between 25% and 35% of salary for that calendar year, based upon the attainment of quantitative performance goals set forth in a performance plan established by the Compensation Committee by January 31 of each year; and

2.

Customary benefits, including a term life insurance policy of $1 million and disability insurance in an amount so that Mr. Domalski will receive the same monthly payments as made under the Domalski Employment Agreement at the time of any event causing his disability.

In addition, Mr. Domalski will be entitled to receive benefits under the Domalski Employment Agreement if the Company terminates his employment without cause or the executive resigns with good reason or if there is a change in control of the Company during the term of the agreement.  Under these scenarios, Mr. Domalski is entitled to receive the following:

•	any accrued but unpaid salary and bonuses;

•	vesting of any previously issued stock options or restricted stock;

•

payment of the executive’s life, health and disability insurance coverage for a period of five (5) years following termination (provided, however, that such right terminates if the executive accepts other employment that would reasonably be expected to provide such insurance);

•	any unreimbursed expenses; and

•

a severance payment equal to three (3) times Mr. Domalski’s combined salary and actual bonus compensation for the preceding fiscal year will be paid within five (5) days of the executive officer’s last day of employment.

A copy of the Domalski Employment Agreement is attached hereto as Exhibit 10.3 and is incorporated herein by reference as though it were fully set forth herein.  The foregoing summary description of the Domalski Employment Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Domalski Employment Agreement.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.3	Executive Employment Agreement between Sotherly Hotels Inc. and Anthony E. Domalski, dated as of January 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: January 5, 2018	SOTHERLY HOTELS INC.

	By:	/s/ David R. Folsom
David R. Folsom
President and Chief Operating Officer
SOTHERLY HOTELS LP

by its General Partner,
SOTHERLY HOTELS INC.

	By:	/s/ David R. Folsom
David R. Folsom
President and Chief Operating Officer